Exhibit 99.1

LKQ Corporation Announces Pricing of Common Stock Offering

CHICAGO, Sept. 20, 2007 — LKQ Corporation (Nasdaq: LKQX) today announced that the public offering of 12,000,000 shares of its common stock, which includes 10,000,000 shares being issued and sold by LKQ and 2,000,000 shares being sold by certain selling stockholders of LKQ, has been priced at $31.00 per share.  Proceeds of the offering to be received by LKQ, net of underwriting discount, are expected to be approximately $296.8 million.  LKQ will not receive any of the proceeds from the sale of shares by the selling stockholders.  The closing of the offering is expected to occur on September 25, 2007.  LKQ has also granted the underwriters a 30-day option to purchase up to 1,800,000 additional shares of common stock solely to cover over-allotments, if any.

The offering is being made through an underwriting group led by Robert W. Baird & Co., Deutsche Bank Securities Inc., BB&T Capital Markets, and Raymond James.

The shares are being sold pursuant to an effective registration statement filed with the Securities and Exchange Commission on May 9, 2006.  The offering is only being made by means of the prospectus supplement and related prospectus, copies of which may be obtained from the offices of Robert W. Baird & Co, 777 East Wisconsin Avenue, 28th Floor, Milwaukee, Wisconsin 53202-5391, or Deutsche Bank Securities Prospectus Department, 100 Plaza One, Jersey City, New Jersey, 07311.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or country in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or country.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled light vehicle OEM products and related services and the second largest nationwide provider of aftermarket collision replacement products and refurbished wheels.  LKQ operates over 130 facilities offering its customers a broad range of replacement systems, components, and parts to repair light vehicles.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions, or strategies. Forward looking statements involve risks and uncertainties, some of which are not currently known to us.  Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors.  These factors include:

•                  the risk that pending lawsuits challenging the Keystone acquisition will prevent or delay the transaction;

•                  the failure of Keystone’s shareholders to approve the transaction;

•                  the failure of LKQ’s lenders to provide their committed financing for the Keystone transaction;

•                  the risk that Keystone’s business will not be integrated successfully or that LKQ will incur unanticipated costs of integration; and

•                  the ability to maintain Keystone’s vendor and key customer relationships and retain key employees.

For a detailed discussion of these and other risks, please refer to LKQ’s Form 10-K filed February 28, 2007 and other reports filed by us from time to time with the Securities and Exchange Commission.  You should not place undue reliance on the forward looking statements.  We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

CONTACT: LKQ Corporation
Mark T. Spears, Executive Vice President
and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com